EXHIBIT 99.1

News Release
Brigus Gold Retires Convertible Debentures

Halifax, Nova Scotia; August 24, 2010 – Brigus Gold Corp. (“Brigus Gold” or the “Company”) (TSX and NYSE Amex: BRD) announces that the Company has retired its outstanding, unsecured convertible debentures by paying $4.68 million in principal and interest on August 23, 2010 (“Convertible Debentures”).  All dollar amounts in this news release are in U.S. dollars.

The Convertible Debentures were held by RAB Special Situations (Master) Fund Limited and were issued in a private placement in February 2007, and subsequently amended on February 16, 2009 and February 26, 2010.

Reducing Project Debt
In addition to the retirement of the Convertible Debentures, Brigus Gold has been steadily strengthening its balance sheet with a significant reduction in project debt during 2010.  Since March 2010, the Company has reduced project debt by $28.2 million to a balance of $41.8 million as of this date.  With a principal repayment of $5 million scheduled at December 31, 2010, the Company expects to end the fiscal year with a project debt balance of $36.8 million, representing a 47% reduction during the year.

About Brigus Gold
Brigus Gold is a growing gold producer committed to maximizing shareholder value through a strategy of efficient production, targeted exploration and select acquisitions. The Company operates the wholly owned Black Fox Mine in the Timmins gold district of Ontario, Canada. The Black Fox Complex encompasses the Black Fox Mine and Mill, and adjoining Grey Fox-Pike River property, all in the Township of Black River-Matheson, Ontario, Canada. Brigus Gold is also advancing the Goldfields Project located near Uranium City, Saskatchewan, Canada, which hosts the Box and Athona gold deposits. In Mexico, Brigus Gold holds a 100 percent interest in the Ixhuatan Property located in the state of Chiapas, and an 80 percent interest in the Huizopa Joint Venture, an early stage, gold-silver exploration joint venture located in the State of Chihuahua. In the Dominican Republic, Brigus Gold and Everton Resources have a joint venture for the APV and Loma El Mate gold exploration projects.

Contact Information:
Wendy Yang, Vice President of Investor Relations
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@brigusgold.com

Sean Tufford, Director of Investor Relations
Phone: 902-422-1421	Toll Free: 1-866-785-0456
Email: sean@brigusgold.com
Website: www.brigusgold.com

Cautionary and Forward-Looking Statements
This news release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended.  All statements regarding the expected principal repayment of $5 million on December 31, 2010 and the expected principal balance of $36.8 million at year end are estimates that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from these forward-looking statements include environmental risks and other factors disclosed under the heading “Risk Factors” in Brigus Gold’s and its predecessor companies’ most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission and elsewhere in Apollo’s documents filed from time to time with the Toronto Stock Exchange, The NYSE Amex, The United States Securities and Exchange Commission and other regulatory authorities.  All forward-looking statements included in this news release are based on information available to the Company on the date hereof.  The Company assumes no obligation to update any forward-looking statements, except as required by applicable securities laws.